UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 3, 2016

MURPHY OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Peach Street
P.O. Box 7000, El Dorado, Arkansas	71730-7000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 870-862-6411

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 3, 2016, the Murphy Oil Corporation Board of Directors (the “Board”) amended its By-Laws, effective on such date, to implement proxy access for eligible stockholders and to effect a number of other changes.

Article II, Section 9 was added to the By-Laws to permit a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials up to the greater of two directors and 20% of the number of the Company's directors then in office, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws.

Article II, Section 6 was amended to modify the existing majority voting standard for the election of directors such that where the number of nominees exceeds the number of directors to be elected, the voting standard is then a plurality of votes of those stockholders present in person or by proxy.  Article II was also amended to require that a stockholder proposal submission include the text of the proposal and disclose any hedging or derivative arrangements.  Article III was amended to provide that the number of directors may be a range between nine and fourteen and to permit action by the Board upon written consent.  The By-Laws were also amended to make certain other technical and conforming revisions.

A copy of the amended By-Laws is filed herewith as Exhibit 3.2.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

3.2	By-Laws of Murphy Oil Corporation, as amended February 3, 2016.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

By:	/s/ Keith Caldwell
Keith Caldwell
Senior Vice President and Controller

Date:  February 5, 2016

Exhibit Index

3.2	By-Laws of Murphy Oil Corporation, as amended February 3, 2016.